Exhibit 10.26

CONTRIBUTION AGREEMENT

by and among

DAVID SPENCE,

PARAMOUNT GROUP OPERATING PARTNERSHIP LP,

and

PARAMOUNT GROUP, INC.

Dated as of November 6, 2014

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Release

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of November 6, 2014, by and among PARAMOUNT GROUP, INC., a Maryland corporation (the “Company”), PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”), and David Spence (the “Contributor”). Capitalized terms used and not defined in the body of this Agreement shall have the meanings set forth in Section 6.02 hereto.

RECITALS

WHEREAS, the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Sections 856 through 860 of the Code, intends to conduct an initial public offering (the “IPO”) of the common stock, par value $.01 per share, of the Company;

WHEREAS, in connection with the IPO, the Company, which is the sole general partner of the Operating Partnership, desires to engage in a series of transactions through which the Company and the Operating Partnership will acquire their initial portfolio of properties and other assets that they intend to own following the IPO (collectively, the “Formation Transactions”);

WHEREAS, pursuant to this Agreement, the Contributor shall contribute to (i) the Company all of the Contributor’s interests, if any, in: Paramount GREF V, L.L.C. (the “REIT Contributed Interests”) in exchange for the number of REIT Shares set forth on Schedule 1.02, and (ii) the Operating Partnership all of the Contributor’s interests, if any, in each of the following entities (the “OP Contributed Interests”, and together with the REIT Contributed Interests, the “Contributed Interests”): Paramount GREF, L.L.C., Paramount GREF III, L.L.C., Paramount GREF IV, L.L.C., Paramount GREF V (CIP), L.L.C., PGRESS GP LLC, and Paramount GREF VII, L.L.C. (each entity, including Paramount GREF V, L.L.C., a “GP Entity”, and collectively, the “GP Entities”) and Paramount V-CIP MGT Holding, LLC (together with the GP Entities, the “Management Entities”) in exchange for the number of OP Units set forth on Schedule 1.02;

WHEREAS, concurrently with the execution of this Agreement, the Contributor has executed and delivered a Lock-up Agreement to the Company (the “Lock-up Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and the Contributor have entered into a Registration Rights Agreement (the “Registration Rights Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 Contribution Transaction. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor shall (i) contribute, assign, set over, deliver and transfer to the Operating Partnership and/or the Company, as applicable, or a designee thereof absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to the Contributed Interests and (ii) pay to the Operating Partnership an amount in cash (the “Cash Amount”) equal to the Contributor’s Notional Loan Balance in Paramount GREF III, L.L.C. at the Closing, if any.

Section 1.02 Consideration. At the Closing, subject to the terms and conditions in this Agreement, in exchange for the transfer of the Contributed Interests and payment of the Cash Amount, (i) the Operating Partnership shall issue to the Contributor the number of OP Units set forth on Schedule 1.02 (the “Unit Consideration”) in exchange for the OP Contributed Interests and/or (ii) the Company shall issue to the Contributor the number of REIT Shares set forth on Schedule 1.02 (the “Share Consideration”, and together with the Unit Consideration, the “Consideration”) in exchange for the REIT Contributed Interests.

Section 1.03 Further Action. If, following the Closing, the Operating Partnership or the Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership or the Company the right, title or interest in or to the Contributed Interests, the Contributor shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributed Interests or otherwise to carry out this Agreement; provided, that the Contributor shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on the Contributor that are not contemplated by this Agreement or reasonably inferable by the terms herein.

Section 1.04 Transaction Costs. If the Closing occurs, the Operating Partnership or the Company, as applicable, shall be solely responsible for all of their respective transaction costs and expenses in connection with this Agreement, which include, but are not limited to legal, accounting and consultant fees. In no event, including if the Closing does not occur, shall the Contributor have any responsibility for such costs and expenses.

ARTICLE II

CLOSING

Section 2.01 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) IPO Proceeds. The Company shall have received substantially concurrently with the Closing hereunder the proceeds from the IPO. This condition may not be waived by any party.

(iii) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b) Conditions to Obligations of the Operating Partnership and the Company. The obligations of the Operating Partnership and the Company are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership or the Company in whole or in part):

(i) Representations and Warranties. The representations and warranties of the Contributor contained in this Agreement shall be true and correct as of the date of this Agreement and at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Contributor. The Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) FIRPTA Affidavit. The Contributor shall have provided the Operating Partnership and the Company with a properly executed FIRPTA certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2) providing that the Contributor is not a “foreign person.”

(v) Closing Documents. The Contributor shall have executed and delivered to the Operating Partnership and the Company the documents to which each is a Party which are required to be delivered pursuant to Section 2.03.

(c) Conditions to Obligations of the Contributor. The obligation of the Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Contributor in whole or in part):

(i) Representations and Warranties. The representations and warranties of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership and the Company. The Operating Partnership and the Company shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Operating Partnership and the Company to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Operating Partnership or the Company to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) Closing Documents. The Operating Partnership and the Company shall have executed and delivered to the Contributor the documents required to be delivered pursuant to Section 2.03.

Section 2.02 Time and Place. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the transfer contemplated by Section 1.01 and the other transactions contemplated hereby (the “Closing” or the “Closing Date”) shall occur concurrently with the closing of the IPO (the “IPO Closing”) or up to one (1) day prior to, but conditioned upon the subsequent occurrence of, the IPO Closing. The Closing shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 or such other place as determined by the Operating Partnership in its sole discretion. In connection with the foregoing, the parties hereto hereby agree that the specific order in which the Closing, the IPO Closing and the closing of the other transactions that are part of or related to the Formation Transactions occur shall be as determined by the Operating Partnership.

Section 2.03 Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver the legal documents and other items to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith (collectively, the “Closing Documents”). The Closing Documents and other items to be delivered at the Closing shall be the following:

(a) an Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”) executed by the Contributor, the Operating Partnership and/or the Company, as applicable;

(b) evidence from the Operating Partnership and/or the Company, as applicable, of the issuance of the Consideration to the Contributor;

(c) the Cash Amount, if any, which shall be delivered by the Contributor to the Operating Partnership by bank wire transfer of immediately available funds to an account designated by the Operating Partnership, by cashier’s check or such other method as is acceptable to the Operating Partnership; and

(d) a counterpart signature page to the Agreement of Limited Partnership of the Operating Partnership (as in effect from time to time, the “Operating Partnership Agreement”) signed by the Contributor, in form and substance reasonably satisfactory to the Operating Partnership, pursuant to which the Contributor acknowledges and agrees to be bound by the Operating Partnership Agreement; and

(e) a release in the form attached hereto as Exhibit B (the “Release”) signed by the Contributor.

Section 2.04 Transfer Costs. Subject to the transfer tax indemnification obligations of the Contributor set forth in Section 5.02, the Operating Partnership shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees incurred in connection with the transactions contemplated hereby.

Section 2.05 Term of the Agreement. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to March 31, 2015 (such date is hereinafter referred to as the “Outside Date”). In addition, this Agreement may be terminated before Closing by a document signed by the Company, the Operating Partnership and the Contributor.

Section 2.06 Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the Company, the Operating Partnership and the Contributor under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.07 Tax Withholding. The Operating Partnership and the Company, as applicable, shall be entitled to deduct and withhold, from the consideration payable (or deemed payable) as a result of the transactions contemplated by this Agreement to the Contributor, such amounts as the Operating Partnership or the Company, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law (as determined by the Operating Partnership in its sole discretion). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE OPERATING PARTNERSHIP

The Operating Partnership and the Company hereby represent and warrant to the Contributor as set forth below, which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of that earlier date):

Section 3.01 Organization; Authority.

(a) The Company is a corporation duly incorporated and validly existing under the Laws of the State of Maryland. The Company has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

(b) The Operating Partnership is a limited partnership duly organized and validly existing under the Laws of the State of Delaware. The Operating Partnership has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement by the Operating Partnership and the Company have been duly and validly authorized by all necessary action of the Operating Partnership and the Company. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Company and the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, each enforceable against the Company and the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03 Consents and Approvals. Except in connection with the IPO and the consummation of the Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Company or the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

Section 3.04 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation, or other right under, (a) the Organizational Documents of the Company and the Operating Partnership, (b) any agreement, document or instrument to which the Company or the Operating Partnership is a party or by which the Company or the Operating Partnership are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership (or their assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not have a Material Adverse Effect.

Section 3.05 Validity of Unit Consideration. The OP Units issued as the Unit Consideration, when issued and delivered pursuant to the terms of this Agreement for the consideration described in this Agreement, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership or the Company (other than Liens created by the Operating Partnership Agreement, this Agreement and under applicable securities laws).

Section 3.06 Validity of Share Consideration. The REIT Shares issued as the Share Consideration, when issued and delivered pursuant to the terms of this Agreement for the consideration described in this Agreement, will be validly issued by the Company, free and clear of all Liens created by the Operating Partnership or the Company (other than Liens created by the Organizational Documents of the Company, this Agreement and under applicable securities laws).

Section 3.07 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened against the Company, the Operating Partnership or any of their Subsidiaries which challenges or impairs the ability of the Company or the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.08 Broker. None of the Company or the Operating Partnership or any of their members, partners, general partners, officers, directors or employees, to the extent applicable,

has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Contributor to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.09 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company and the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to the Operating Partnership as set forth below, which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of that earlier date):

Section 4.01 Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.02 Ownership of Contributed Interests. Prior to the Closing, the Contributor will be the owner of the Contributed Interests set forth on Schedule 1.02 and will have the power and authority to transfer, sell, assign and convey to the Operating Partnership and/or the Company, as applicable, the Contributed Interests free and clear of any Liens (other than Liens pursuant to the Organizational Documents of the Management Entities) and, upon delivery of the consideration for the Contributed Interests as provided herein, the Operating Partnership and/or the Company, as applicable, will acquire good and valid title thereto, free and clear of any Liens (other than Liens pursuant to the Organizational Documents of the Management Entities).

Section 4.03 Consents and Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person (other than Paramount Group, Inc., a Delaware corporation (“PGI Delaware”), or any of its Affiliates) or Governmental Authority or under any applicable Laws is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.04 Solvency. The Contributor has been and will be solvent at all times prior the transfer of the Contributed Interests to the Operating Partnership and the Company. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated by the Contributor.

Section 4.05 Litigation As of the date hereof, there is no action, suit or proceeding pending or, to the Contributor’s knowledge, threatened against the Contributor which challenges or impairs the ability of the Contributor to execute or deliver, or perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.06 Investment. The Contributor acknowledges that the offering and issuance of the Consideration are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s and the Company’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributor represents and warrants to the Operating Partnership and the Company as follows:

(a) The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b) The Contributor is acquiring the Consideration solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

(c) The Contributor acknowledges that the Consideration has not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 4.07 Broker. The Contributor has not entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 4.08 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 Covenants of the Contributor. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement, the Contributor:

(a) will not sell, transfer or otherwise dispose of all or any portion of the Contributed Interests; and

(b) will not mortgage, pledge, hypothecate or encumber (or permit to become encumbered) all or any portion of the Contributed Interests.

Section 5.02 Liability for Transfer Taxes. The Contributor agrees to indemnify the Operating Partnership and the Company for any Incremental Transfer Taxes incurred as a result of any direct or indirect transfers of the Consideration or interests therein within two years after the IPO Closing Date; provided that the Consideration shall be the Operating Partnership’s and the Company’s sole recourse with respect to such indemnification obligation. In order to secure such indemnification obligation, the Contributor hereby grants security interests in (i) 50% of the Unit Consideration to the Operating Partnership and hereby irrevocably appoints the Operating Partnership, and any of its agents, officers, or employees as its attorney-in fact, which shall be deemed coupled with an interest, with full power to prepare, execute and deliver any documents, instruments and agreements as may be appropriate to perfect and continue such security interest in favor of the Operating Partnership and (ii) 50% of the Share Consideration to the Company and hereby irrevocably appoints the Company, and any of its agents, officers, or employees as its attorney-in fact, which shall be deemed coupled with an interest, with full power to prepare, execute and deliver any documents, instruments and agreements as may be appropriate to perfect and continue such security interest in favor of the Company.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a) if to the Company or the Operating Partnership to:

Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, NY 10019

Facsimile: (212) 237-3197

Attention: General Counsel

(b) If to the Contributor, to:

c/o Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, NY 10019

Facsimile: (212) 237-3197

Section 6.02 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(c) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(d) “Company’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(e) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(f) “Incremental Transfer Taxes” means any additional transfer taxes attributable to the transactions contemplated by this Agreement and the other Formation Transactions as a result of the failure of any such transaction to qualify a “real estate investment trust transfer” under New York Tax Law section 1402 or under New York City Administrative Code section 11-2102 due to direct or indirect transfers of the Unit Consideration occurring within two years after the IPO Closing Date.

(g) “IPO Closing Date” means the Closing Date of the IPO.

(h) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(i) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(j) “Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Operating Partnership, taken as a whole, giving effect to the Formation Transactions and the IPO.

(k) “OP Units” means common units of limited partnership interest in the Operating Partnership.

(l) “Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

(m) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(n) “REIT Shares” means shares of common stock in the Company.

(o) “Registration Statement” means the Company’s registration statement on Form S-11, as amended from time to time, as filed with the SEC.

(p) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

Section 6.03 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

Section 6.04 Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits and schedules hereto and thereto, constitutes the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership or the Company may assign its respective rights and obligations hereunder to an Affiliate.

Section 6.07 Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York City, New York, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.08 Dispute Resolution. The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen (15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 Rules of Construction. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 Equitable Remedies. The parties agree that irreparable damage would occur to the Company and the Operating Partnership, on the one hand, and the Contributor, on the other hand, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company and the Operating Partnership, on the one hand, and the Contributor, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties entitled under this Agreement or otherwise at law or in equity.

Section 6.12 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Company, the Operating Partnership or the Contributor.

Section 6.15 Amendments. This Agreement may be amended by appropriate instrument, without the consent of the Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributor.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

CONTRIBUTOR:

/s/ David Spence
David Spence

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Paramount Group, Inc., its General Partner, a Maryland corporation

	By:	/s/ Albert Behler
		Name:	Albert Behler
		Title:	Chief Executive Officer

[Signature Page to Contribution Agreement – Spence]

PARAMOUNT GROUP, INC., a Maryland corporation

By:	/s/ Albert Behler
	Name:	Albert Behler
	Title:	Chief Executive Officer

EXHIBIT A

Form of Assignment and Assumption Agreement

(see attached)

A-1

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

(MANAGEMENT UNITS)

This Contribution, Assignment and Assumption Agreement (the “Agreement”) is made and entered into as of             , 2014 by and among             (“Transferor”), Paramount Group, Inc., a Maryland corporation (the “Company”) and Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Company, the “Transferees” and individually, each a “Transferee”).

WHEREAS, Transferor desires to contribute and transfer to the Operating Partnership, and the Operating Partnership desires to accept and assume, all of Transferor’s right, title and interest in and to the interests identified on Exhibit A attached hereto (collectively, the “OP Transferred Interests”) and all of Transferor’s duties and obligations related to the Transferred Interests; and

WHEREAS, Transferor desires to contribute and transfer to the Company, and the Company desires to accept and assume, all of Transferor’s right, title and interest in and to the interests identified on Exhibit B attached hereto (collectively, the “REIT Transferred Interests”) and all of Transferor’s duties and obligations related to the Transferred Interests.

NOW THEREFORE, in consideration of the promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignment of OP Transferred Interests. The Transferor hereby contributes, assigns, transfers and delivers to the Operating Partnership, and the Operating Partnership hereby accepts and assumes, all of the Transferor’s right, title and interest in and to the OP Transferred Interests.

2.	Assignment of REIT Transferred Interests. The Transferor hereby contributes, assigns, transfers and delivers to the Company, and the Company hereby accepts and assumes, all of the Transferor’s right, title and interest in and to the REIT Transferred Interests.

3.	Assumption. Each Transferee hereby assumes and agrees to perform all of the liabilities, duties and obligations of Transferor with respect to the Transferred Interests.

4.	Effectiveness. This Agreement shall have an effective date as of the date first written above, and all of the transactions contemplated hereby shall be deemed effective as of such date and specified time.

5.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Transferor and Transferee have caused this Agreement to be duly executed and delivered as of the date first written above.

TRANSFEROR:

Name:

TRANSFEREE:

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Paramount Group, Inc.
Its:	General Partner

By:
Name:
Title:

Contribution, Assignment and Assumption Agreement (Management Units) – [Name]

TRANSFEREE:

PARAMOUNT GROUP, INC., a Maryland corporation

By:
Name:
Title:

Contribution, Assignment and Assumption Agreement (Management Units) – [Name]

Exhibit A

All of Transferor’s interests, if any, in each of the following entities to the Operating Partnership: Paramount GREF, L.L.C., Paramount GREF III, L.L.C., Paramount GREF IV, L.L.C., Paramount GREF V (CIP), L.L.C., Paramount GREF VII, L.L.C., PGRESS GP LLC, Paramount GREF VII, L.L.C. and Paramount V-CIP Management Holding, LLC., including, without limitation, the notional loan interests in such entities acquired by Transferor from CNBB-RDF Holdings, LP on the date hereof.

Exhibit A

Exhibit B

All of Transferor’s interests, if any, in the following entity to the Company: Paramount GREF V, L.L.C.

Exhibit B

EXHIBIT B

Form of Release

In consideration of the economic benefit received by the undersigned (the “Contributor”) in connection with the Contributor’s contribution of the Contributed Interests to Paramount Group Operating Partnership LP (the “Operating Partnership”) and/or Paramount Group, Inc. (the “Company”) in exchange for the Consideration, the Contributor hereby releases and forever discharges (i) the Company, the Operating Partnership and each of the Management Entities, (ii) each present and former director, officer, shareholder, partner, member, employee, attorney, representative, accountant, consultant, insurer and agent of any of the Company, the Operating Partnership and the Management Entities, and (iii) each subsidiary, affiliate, successor and assign of the persons named in clauses (i) and (ii) above (each a “Released Party” and collectively, the “Released Parties”) of and from any and all commitments, agreements, indebtedness, suits, demands, claims, actions, controversies, contracts, damages, judgments, causes of action, contingencies, obligations and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, suspected or unsuspected, or otherwise, of every kind and nature, including claims and causes of action both in law and in equity, which the Contributor and/or the Contributor’s heirs, executors, administrators, beneficiaries, affiliates, attorneys, successors or assigns ever had, now has or may have in the future against any Released Party to the extent arising from or in connection with (a) the Contributor’s ownership of the Contributed Interests, (b) the contribution of the Contributed Interests to the Operating Partnership and/or the Company, as applicable, (c) the Contributor’s ownership of any equity interests in any of the Management Entities, PGI Delaware or any subsidiary of PGI Delaware (other than the Contributor’s interest in PGRESS Management Holding, LLC, if any) or entitlement to receive or any prior oral or written understanding with regard to any grant of any equity interests in any such entity or other consideration with respect to any such equity interests or other entitlement or understanding or (d) any act, omission or state of facts relating to the matters set forth in clauses (a)-(c) above. Notwithstanding the foregoing, this Release shall not be deemed to release any of the Released Parties from any breach of its obligation to provide the Consideration in exchange for the Contributed Interests. This Release shall inure to the benefit of the Released Parties.

The Contributor hereby represents to the Released Parties that (a) the Contributor has not assigned any claim or possible claim against any Released Party, (b) the Contributor fully intends to release, and by executing this Release, is releasing, all claims against the Released Parties arising from or in connection with the matters described above, including without limitation unknown and contingent claims, and (c) the Contributor has had the opportunity to consult with counsel with respect to the execution and delivery of this Release provision and the consequences hereof.

B-1

Unless the context requires otherwise, capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Contribution Agreement, dated as of             , 201    , by and between the Operating Partnership and the Contributor.

Dated:
Name:

B-2

SCHEDULE 1.02

Consideration; Contributed Interests

Consideration

11,828 OP Units

7,214 REIT Shares

Contributed Interests

Management Units

0 Management Units in Paramount GREF, L.L.C.

0 Management Units in Paramount GREF III, L.L.C.

4 Management Units in Paramount GREF IV, L.L.C.

4 Management Units in Paramount GREF V, L.L.C.

8 Management Units in Paramount GREF V (CIP), L.L.C.

4 Management Units in PGRESS GP LLC

4 Management Units in Paramount GREF VII, L.L.C.

8 Management Units in Paramount V-CIP MGT Holding, LLC

Notional Loan Interests

PGREF Notional Loan Interests: The following interests in Paramount GREF, L.L.C. relating to the Notional Loan Balance (the “PGREF Notional Loan Balance”) of the Contributor’s Management Units, if any, in such entity: (i) all of the rights to distributions relating to such Notional Loan Balance pursuant to the second part of Section 6.1(d)(i) of that certain Operating Agreement of Paramount GREF, L.L.C., dated as of March 15, 2004 (the “PGREF Agreement”), identified therein as “50% of such amounts to Paramount until the Notional Loan Balance of each Management Unit has been reduced to zero,” and (ii) the portion of the Capital Account (as defined in the PGREF Agreement) associated with the right to receive distributions pursuant to (i) above.

PGREF IV Notional Loan Interests: The following interests in Paramount GREF IV, L.L.C. relating to the Notional Loan Balance (the “PGREF IV Notional Loan Balance”) of the Contributor’s Management Units, if any, in such entity: (i) all of the rights to distributions pursuant to the second part of Section 6.1(d)(i) of that certain Operating Agreement of Paramount GREF IV, L.L.C., dated as of July 24, 2007 (the “PGREF IV Agreement”) identified therein as “50% of such amounts to Paramount until the Notional Loan Balance of each Member holding a Management Unit has been reduced to zero,” and (ii) the portion of the Capital Account (as defined in the PGREF IV Agreement) associated with the right to receive distributions pursuant to (i) above.

PGREF V Notional Loan Interests: The following interests in Paramount GREF V, L.L.C. relating to the Notional Loan Balance (the “PGREF V Notional Loan Balance”) of the

Schedule 1.02-1

Contributor’s Management Units, if any, in such entity: (i) all of the rights to distributions pursuant to the second part of Section 6.1(d)(i) of that certain Operating Agreement of Paramount GREF V, L.L.C., dated as of September 20, 2007 (the “PGREF V Agreement”) identified therein as “50% of such amounts to Paramount until the Notional Loan Balance of each Member holding a Management Unit has been reduced to zero,” and (ii) the portion of the Capital Account (as defined in the PGREF V Agreement) associated with the right to receive distributions pursuant to (i) above.

PGRESS Notional Loan Interests: The following interests in PGRESS GP LLC relating to the Notional Loan Balance (the “PGRESS Notional Loan Balance”) of the Contributor’s Management Units, if any, in such entity: (i) all of the rights to distributions pursuant to the second part of Section 6.1(d)(i) of that certain Operating Agreement of PGRESS GP LLC, dated as of August 27, 2008 (the “PGRESS Agreement”) identified therein as “50% of such amounts to Paramount until the Notional Loan Balance of each Member holding a Management Unit has been reduced to zero,” and (ii) the portion of the Capital Account (as defined in the PGRESS Agreement) associated with the right to receive distributions pursuant to (i) above.

Schedule 1.02-2